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                                                                    Exhibit 99.1

                       LEAPNET IN COMPLIANCE WITH NASDAQ
                         CONTINUED LISTING REQUIREMENTS

     CHICAGO, IL, June 26, 2001 - Leapnet, Inc. (Nasdaq: LEAP), an Internet professional services company, today announced that it has been notified by Nasdaq that it fully complies with the conditions for continued listing on The Nasdaq National Market.

     On May 8, 2001, Leapnet received a Nasdaq Staff Determination indicating that the Company did not meet the minimum bid price requirement of $1.00 for continued listing set forth in Marketplace Rule 4450(a)(5), and that its securities were, therefore, subject to delisting. Leapnet requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which took place on June 14, 2001.

     Prior to the hearing, Leapnet effected a one-for-five reverse stock split of the Company's outstanding Common Stock, and it has been closing above the $1.00 level since that time. In connection with the reverse stock split, the Company's trading symbol was temporarily changed to "LEAPD." It is expected to revert to "LEAP" at the open of The Nasdaq National Market on July 5, 2001.

     "We are pleased with the determination of the Panel and believe that we have undertaken several appropriate measures over the past six months, from implementing a reverse stock split to significantly reducing expenses and consolidating operations," said Stephen J. Tober, President and Chief Operating Officer of Leapnet. "We remain focused as a Company on breaking even as we move through the second half of the year."

About Leapnet

Leapnet, Inc. (Nasdaq: LEAP) is an Internet professional services company that creates ingenious solutions to help businesses connect with the people and systems vital to their success. By drawing on its significant expertise in Creative & Marketing, Technology, and eConsulting, Leapnet has been able to consistently transform opportunity into value for market-leading clients, including Adobe, Amadeus, American Airlines, Anheuser-Busch, Apple Computer, Ernst & Young, Lincoln Financial Group, Microsoft, Morningstar, MSNBC.com, Northern Trust, SAM'S Club, Starwood Hotels and Resorts, Sunoco, Unisys, Wal-Mart, Williams, and more. Headquartered in Chicago, Leapnet employs approximately 300 talented professionals in four office locations.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. A number of important factors could cause the Company's actual results, performance or achievements for fiscal 2001 and beyond to differ materially from that expressed in such forward-looking statements. These factors are set forth in the Company's filings with the Securities and Exchange Commission and include, without limitation, material changes in economic conditions in the markets served by the Company's clients, general economic conditions, competition in the Company's industry, operating losses, uncertainties relating to the developing market for new media, changing technologies, seasonality, ability to collect amounts owed to the Company, failure to accurately estimate the time and resources necessary for the
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performance of services, ability to maintain and expand name recognition, the
Company's dependence on key clients and projects and key personnel, costs and uncertainties relating to closing offices, potential adverse effects of litigation, and the ability of the Company to maintain the listing on The Nasdaq National Market or another principal trading exchange. Loss of a key client or a significant reduction in business from a key client could have a significant adverse effect on the Company's business and results of operations.